Exhibit 99.1

            THE J. M. SMUCKER COMPANY ANNOUNCES THIRD QUARTER RESULTS

    ORRVILLE, Ohio, Feb. 16 /PRNewswire-FirstCall/ -- The J. M. Smucker Company (NYSE: SJM) today announced results for the third quarter ended January 31, 2007, of its 2007 fiscal year.

    Third Quarter Results

                                       Three months ended
                                           January 31,
                                     -----------------------   % Increase
                                        2007         2006      (Decrease)
                                     ----------   ----------   ----------
                                       (Dollars in millions, except per
                                                 share data)
    Net sales                        $    523.1   $    536.5           (2)%
    Net income:
      Income                         $     40.4   $     31.3           29%
      Income per common share        $     0.71   $     0.54           31%

    Net sales increased 6 percent in the third quarter, excluding the Canadian nonbranded, grain-based foodservice and industrial businesses sold in September 2006 and the U.S. industrial ingredient business ("divested businesses"). Growth in the Smucker's(R), Jif(R), and Crisco(R) brands, strong performance across the special markets segment, and the contribution of previously acquired brands resulted in the increase. Higher sales, gross margin improvements, a reduction in restructuring and merger and integration costs, a lower effective tax rate, and a decrease in shares outstanding, all contributed to an increase in earnings per share for the quarter.

    Net income for the third quarter of 2007 included pretax restructuring charges of $0.5 million, or approximately $0.01 per diluted share, while net income for the third quarter of 2006 included pretax merger and integration costs of $7.8 million, or $0.08 per diluted share, and restructuring charges of $5.4 million, or $0.06 per diluted share. Excluding these costs in both years, the Company's income per diluted share would have been $0.72 in the third quarter of 2007, and $0.68 in the third quarter of 2006. Included in last year's third quarter earnings was a pretax gain of $5.6 million, or $0.06 per diluted share, related to the sale of the Company's Salinas, California, facility.

    The Company's operations also generated substantial levels of cash during the quarter. Cash from operations for the third quarter of 2007 was $104.6 million of which $15.3 million was used to repurchase 322,000 common shares, including shares repurchased to complete the previously announced Rule 10b5-1 plan.

    "We achieved good results for the quarter with sales growth and share of market gains across most of our brands," commented Richard Smucker, president and co-chief executive officer. "Earnings grew at an even stronger rate, despite escalating raw material costs, as we are realizing the benefits of previous actions we have taken to offset cost increases and improve our overall profitability. We expect the cost environment to remain difficult and we will continue to take actions to mitigate the cost increases."

    Nine-Month Results

                                        Nine months ended
                                           January 31,
                                     -----------------------   % Increase
                                        2007         2006      (Decrease)
                                     ----------   ----------   ----------
                                       (Dollars in millions, except per
                                                 share data)
    Net sales                        $  1,654.5   $  1,653.0           --
    Net income:
      Income                         $    114.7   $    107.7            7%
      Income per common share        $     2.01   $     1.83           10%

    Net sales were up 5 percent for the first nine months of fiscal 2007 over 2006 after excluding divested businesses.

    Net income for the first nine months of 2007 included pretax restructuring charges of $11.3 million, or $0.13 per diluted share, primarily related to the divestiture of the grain-based Canadian operations. Net income for the comparable period in 2006 included pretax merger and integration costs of $14.8 million, or $0.16 per diluted share, and restructuring charges of $9.1 million, or $0.10 per diluted share. Excluding these costs in both years, the Company's income per diluted share would have been $2.14 for the first nine months of 2007, and $2.09 for the first nine months of 2006.

    The Company uses income and income per diluted share, excluding restructuring and merger and integration costs, as key performance measures of results of operations for purposes of evaluating performance internally. These non-GAAP measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP. Rather, the presentation of results excluding such charges is consistent with the way management internally evaluates its businesses, facilitates the comparison of past and present operations, and provides a more comprehensive understanding of the financial results. A reconciliation of non-GAAP measures to net income for the current quarter and nine-month period is included in the "Unaudited Financial Highlights" table.

    Margins

                                    Three months ended           Nine months ended
                                        January 31,                 January 31,
                                 ------------------------    ------------------------
                                    2007          2006          2007          2006
                                 ----------    ----------    ----------    ----------
                                                   (% of net sales)
Gross margin                           33.1%         30.5%         31.6%         32.2%
Selling, distribution, and
 administrative expenses               20.8%         19.3%         20.1%         20.2%
Operating margin                       12.3%          8.9%         11.3%         10.6%

    The increase in operating margin was primarily due to improvements in gross margin. The impact of the Canadian divestiture earlier in the year, combined with favorable product mix, accounted for the majority of the improvement in gross margin. Pricing actions taken to date have also contributed to margin improvement. The Company continues to incur high commodity costs impacting both raw material and freight and continues to take pricing actions to offset a portion of the increased costs. Due to the timing of these pricing actions, all cost increases have not been fully offset.

    Selling, distribution, and administrative expenses as a percentage of net sales increased primarily due to higher marketing and administrative expenses compared to the same period last year. Distribution expenses decreased from the prior year.

    Segment Performance

                                        Three months ended                       Nine months ended
                                            January 31,                             January 31,
                               ------------------------------------     ------------------------------------
                                                         % Increase                               % Increase
Net sales                         2007         2006      (Decrease)        2007         2006      (Decrease)
----------------------------   ----------   ----------   ----------     ----------   ----------   ----------
                                                           (Dollars in millions)
U.S. retail market             $    393.8   $    375.8            5%    $  1,181.6   $  1,147.2            3%
Special markets                $    129.3   $    160.7          (20)%   $    473.0   $    505.8           (6)%
Special markets excluding
 divested businesses           $    129.2   $    116.0           11%    $    394.6   $    356.0           11%

    U.S. Retail Market

    U.S. retail market segment sales for the quarter were up 5 percent, with sales in the consumer strategic business area up 4 percent and sales in the consumer oils and baking strategic business area up 5 percent. Increases in the consumer strategic business area were led by gains in peanut butter, fruit spreads, toppings, and Uncrustables(R). In the consumer oils and baking strategic business area, sales gains in retail oils, frostings, baking ingredients, and the contribution of the White Lily(R) brand acquired earlier in the year offset declines in sales of industrial oils and baking mixes.

    For the first nine months, sales in the consumer strategic business area were up 5 percent, and sales in the oils and baking strategic business area were flat.

    Special Markets

    Sales in the third quarter for the special markets segment, excluding divested businesses, increased 11 percent. All strategic business areas in special markets were up with foodservice up 15 percent, Canada up 10 percent, beverage up 8 percent, and international up 15 percent. Increased sales of traditional portion control products, as well as increases in Uncrustables in the schools market contributed to the foodservice improvement. The increase in Canada was driven by the acquisition of the Five Roses(R) flour brand earlier in the year, the impact of favorable exchange rates, and growth in pickles and relishes.

    Outlook

    The Company remains committed to its long-term sales growth goal of 8 percent, one-half of which is to come from its core business and new products, and the remainder from acquisitions. Long-term earnings per share growth would be in line with sales growth.

    The Company expects 2007 sales to increase by approximately 4 percent over last year, excluding approximately $100 million in sales related to the divestiture of the Canadian nonbranded, grain-based foodservice and industrial businesses. Although the cost environment continues to be challenging, the Company's goal remains to increase income per common share for the year in line with the core growth assumption of 4 percent from fiscal 2006 income per common share of $2.65, which excludes restructuring and merger and integration costs, the gain on the sale of the Company's Salinas, California, plant, and nonrecurring tax benefits.

    Conference Call

    The Company will conduct an earnings conference call and webcast on Friday, February 16, 2007, at 8:30 a.m. E.T. The webcast, as well as a replay in downloadable MP3 format, can be accessed from the Company's website at www.smuckers.com. For those unable to listen to the webcast, an audio replay will be available following the call and can be accessed by dialing 888-203-1112 or 719-457-0820, with a pass code of 6495745, and will be available until Friday, February 23, 2007.

    About The J. M. Smucker Company

    The J. M. Smucker Company is the leading marketer and manufacturer of fruit spreads, peanut butter, shortening and oils, ice cream toppings and health and natural foods beverages in North America. Its family of brands includes Smucker's(R), Jif(R), Crisco(R), Pillsbury(R), R.W. Knudsen Family(R), Hungry Jack(R), White Lily(R) and Martha White(R) in the United States, along with Robin Hood(R) and Bick's(R) in Canada. The Company remains rooted in the Basic Beliefs of Quality, People, Ethics, Growth and Independence established by its founder and namesake more than a century ago. Since 1998, the Company has appeared on FORTUNE Magazine's annual listing of the 100 Best Companies to Work For in the United States, ranking number one in 2004. For more information about the company, visit www.smuckers.com.

    The J. M. Smucker Company Forward-Looking Language

    This press release contains forward-looking statements, including statements regarding estimates of future earnings and cash flows that are subject to risks and uncertainties that could cause actual results to differ materially. Uncertainties that could affect actual results include, but are not limited to, volatility of commodity markets from which raw materials are procured and the related impact on costs, volatility of energy and fuel costs, the success in introducing new products and the competitive response, particularly in the consumer oils and baking area, costs of new marketing and sales programs and strategies intended to promote growth in the Company's businesses, the ability to successfully implement price changes, the timing and amount of restructuring costs, the timing of acquiring common shares under the Company's share repurchase authorization, and other factors affecting share prices and capital markets generally. Other risks and uncertainties that may materially affect the Company are detailed from time to time in the respective reports filed by the Company with the Securities and Exchange Commission, including Forms 10-Q, 10-K, and 8-K.

                            The J. M. Smucker Company
              Unaudited Condensed Consolidated Statements of Income

                                           Three Months Ended               Nine Months Ended
                                               January 31,                     January 31,
                                      ----------------------------    ----------------------------
                                          2007            2006            2007            2006
                                      ------------    ------------    ------------    ------------
                                              (Dollars in thousands, except per share data)
Net sales                             $    523,081    $    536,453    $  1,654,545    $  1,653,048
Cost of products sold                      349,425         371,981       1,122,412       1,120,193
Cost of products sold -
 restructuring                                 689             618           9,981             865
Gross Profit                               172,967         163,854         522,152         531,990
Selling, distribution, and
 administrative expenses                   108,789         103,610         333,274         334,259
Other restructuring costs                     (199)          4,783           1,337           8,248
Merger and integration costs                     -           7,764               -          14,784
Operating Income                            64,377          47,697         187,541         174,699
Interest income                              2,629           1,709           6,625           4,858
Interest expense                            (5,656)         (5,984)        (17,681)        (18,116)
Other (expense) income - net                  (902)          6,150          (1,210)          6,269
Income Before Income Taxes                  60,448          49,572         175,275         167,710
Income taxes                                20,021          18,260          60,555          60,057
Net Income                            $     40,427    $     31,312    $    114,720    $    107,653

  Net income per common share         $       0.72    $       0.54    $       2.03    $       1.85

  Net income per common share
   - assuming dilution                $       0.71    $       0.54    $       2.01    $       1.83

 Dividends declared per common share  $       0.28    $       0.27    $       0.84    $       0.81

Weighted-average shares outstanding     56,185,039      57,944,604      56,494,799      58,106,913
Weighted-average shares
 outstanding - assuming dilution        56,787,600      58,486,412      57,060,218      58,708,209

                            The J. M. Smucker Company
                 Unaudited Condensed Consolidated Balance Sheets

                                                 January 31,     April 30,
                                                    2007           2006
                                                ------------   ------------
                                                   (Dollars in thousands)
ASSETS
Current Assets:
   Cash and cash equivalents                    $    152,168   $     71,956
   Marketable securities                                   -         14,882
   Trade receivables                                 117,619        148,014
   Inventories                                       277,289        279,088
   Assets held for sale (1)                                -         90,250
   Other current assets                               34,850         38,648
      Total Current Assets                           581,926        642,838

Property, Plant, and Equipment, net                  453,274        456,554

Other Noncurrent Assets:
   Goodwill                                          988,797        940,967
   Other intangible assets, net                      476,720        472,915
   Marketable securities                              46,984         34,107
   Other assets                                      108,177        102,363
      Total Noncurrent Assets                      1,620,678      1,550,352
                                                $  2,655,878   $  2,649,744

LIABILITIES & SHAREHOLDERS' EQUITY
Current Liabilities:
   Accounts payable                             $     80,619   $     88,963
   Notes payable                                           -         28,620
   Current portion of long-term debt                  33,000              -
   Other current liabilities                         133,876        117,857
      Total Current Liabilities                      247,495        235,440

Noncurrent Liabilities:
   Long-term debt, net of current portion            393,383        428,602
   Other noncurrent liabilities                      259,609        257,643
      Total Noncurrent Liabilities                   652,992        686,245

Shareholders' Equity, net                          1,755,391      1,728,059
                                                $  2,655,878   $  2,649,744

(1) Accounts related to the Company's Canadian nonbranded, grain-based foodservice and industrial business, which was divested in September 2006.

                            The J. M. Smucker Company
            Unaudited Condensed Consolidated Statements of Cash Flow

                                                     Nine Months Ended
                                                        January 31,
                                                ---------------------------
                                                    2007           2006
                                                ------------   ------------
                                                   (Dollars in thousands)
Operating Activities
  Net income                                    $    114,720   $    107,653
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Depreciation                                      42,387         47,133
    Amortization                                       1,186             74
    Asset impairments and other
     restructuring charges                            10,089            865
    Share-based compensation expense                   8,282          5,889
    Gain on sale of assets                                 -         (5,638)
    Working capital                                   35,378        (31,396)
Net Cash Provided by Operating Activities            212,042        124,580

Investing Activities
  Business acquired, net of cash acquired            (60,488)             -
  Proceeds from sale of business                      84,054          8,754
  Additions to property, plant, and equipment        (42,903)       (42,715)
  Other - net                                          2,251         33,321
Net Cash Used for Investing Activities               (17,086)          (640)

Financing Activities
  Dividends paid                                     (47,820)       (47,044)
  Purchase of treasury shares                        (51,943)       (30,122)
  Other - net                                        (11,655)       (15,372)
Net Cash Used for Financing Activities              (111,418)       (92,538)
Effect of exchange rate changes                       (3,326)          (241)
Net increase in cash and cash equivalents             80,212         31,161
Cash and cash equivalents at
 beginning of period                                  71,956         58,085
Cash and cash equivalents at end of period      $    152,168   $     89,246

( )  Denotes use of cash

                            The J. M. Smucker Company
                         Unaudited Financial Highlights

                                                     Three Months Ended             Nine Months Ended
                                                         January 31,                   January 31,
                                                ----------------------------   ---------------------------
                                                    2007            2006           2007           2006
                                                ------------    ------------   ------------   ------------
                                                       (Dollars in thousands, except per share data)
Net sales                                       $    523,081    $    536,453   $  1,654,545   $  1,653,048

Net income and net income per common share:
  Net income                                    $     40,427    $     31,312   $    114,720   $    107,653
  Net income per common share
   -- assuming dilution                         $       0.71    $       0.54   $       2.01   $       1.83

Income excluding restructuring and merger
 and integration costs: (1)
  Income                                        $     40,828    $     39,711   $    122,127   $    122,993
  Income per common share --
   assuming dilution                            $       0.72    $       0.68   $       2.14   $       2.09

(1) Reconciliation to net income
    Income before income taxes                  $     60,448    $     49,572   $    175,275   $    167,710
    Merger and integration costs                           -           7,764              -         14,784
    Cost of products sold - restructuring                689             618          9,981            865
    Other restructuring costs                           (199)          4,783          1,337          8,248

    Income excluding income taxes,
     restructuring, and merger and
     integration costs                                60,938          62,737        186,593        191,607
    Income taxes                                      20,110          23,026         64,466         68,614
    Income excluding restructuring and merger
     and integration costs                      $     40,828    $     39,711   $    122,127   $    122,993

The Company uses income and income per diluted share, excluding restructuring and merger and integration costs, as key performance measures of results of operations for purposes of evaluating performance internally. These non-GAAP measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP. Rather, the presentation of results excluding such charges is consistent with the way management internally evaluates its businesses, facilitates the comparison of past and present operations and provides a more comprehensive understanding of the financial results.

SOURCE  J. M. Smucker Company
    -0-                             02/16/2007
    /CONTACT: Investors, Mark R. Belgya, Vice President, Chief Financial Officer and Treasurer, or Media, Maribeth Badertscher, Director, Corporate Communications, of The J. M. Smucker Company, +1-330-682-3000/
    /Web site:  http://www.smuckers.com/